                                                                   EXHIBIT 4.18

                               [DRAXIS LETTERHEAD]

                                                                October 18, 2000
                                                         PERSONAL & CONFIDENTIAL
DELIVERED

Mr. Jack A. Carter
207-606 Shaughnessy Blvd.
North York, Ontario
M2J 1J9

Dear Mr. Carter:

         Since August 14, 1998, the date you executed your original employment agreement (the "Original Agreement"), DRAXIS Health Inc. ("DRAXIS") has developed and expanded, commensurate with the corporate growth and staffing changes, your duties and responsibilities. In addition, there have been modifications to the terms of the Original Agreement. Accordingly, both parties agree that it is beneficial to formally confirm the current terms and conditions of your employment with DRAXIS.

1.       EMPLOYMENT

         Commencing September 01, 1998 you have and shall be employed with DRAXIS as its Vice-President, Human Resources, and be a member of the DRAXIS executive team, on the terms and conditions contained in this Agreement. You shall report to the Chief Executive Officer of DRAXIS or his designate. Without limiting the scope of your duties and responsibilities, as Vice President, Human Resources you shall be responsible for overseeing all human resources matters at DRAXIS and its Affiliates (defined below) (together, the "Company"). You shall also have overall executive responsibility for the administration of Risk Management and Insurance Liability Programs for the Company. In addition, you will perform any additional employment responsibilities assigned to you by the Chief Executive Officer of DRAXIS, or his designate, from time to time. Currently, these include executive responsibility for overseeing all aspects of Deprenyl Animal Health, Inc. ("DAHI") and its various agreements including its agreements with Pfizer Animal Health.

2.       BASE SALARY

         DRAXIS will pay to you during the term of this Agreement, a gross salary of $130,000 per annum, payable semi-monthly, in arrears, in twenty-four
(24) equal installments of $5,416.67 ("Base Salary"). Such salary shall be subject to annual review in accordance with DRAXIS' regular administrative practices of salary review applicable to the executive officers of DRAXIS. Any salary increases shall be determined on merit by the Chief Executive Officer of DRAXIS. The Chief Executive Officer will inform you of any increases in your salary in advance of the implementation date.

         As an officer of the company, DRAXIS will provide and pay for directors' and officers' liability insurance and in any event will indemnify and save you harmless from any action arising within the scope of your employment responsibilities for DRAXIS and its affiliates (as such term is defined in the Canada Business Corporation Act) ("Affiliates").



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                                      -2-

3.       BENEFITS

         You will be entitled to participate in all benefit plans which DRAXIS shall from time to time make available to its executive employees, subject to applicable eligibility rules thereof. The benefits currently offered are:

         -        major medical

         -        dental

         -        group life

         -        long term disability

         -        accidental death and dismemberment

4.       STOCK OPTION PLAN

         You will be eligible to participate in the Stock Option Plan of DRAXIS, which DRAXIS, from time to time, shall make available to employees, in accordance with the terms and conditions of that plan. As at the date hereof, the following grants of stock options to you remain outstanding and may be exercised by you in accordance with the terms and conditions pursuant to which each grant was made and the terms of this Agreement:

                 NO. OF OPTIONS               PRICE                 EXPIRY DATE

                     10,000                   $3.05               Aug. 11, 2003

5.       DEFERRED SHARE UNIT PLAN

         You will be eligible to participate in the Deferred Share Unit Plan, in accordance with the terms and conditions of that plan. The Deferred Share Unit Plan has been established to provide selected employees of DRAXIS and its Affiliates with the opportunity to acquire share equivalent units convertible to cash or common shares of DRAMS. A plan document is available for review.

6.       STOCK OWNERSHIP PLAN

         You will be eligible to participate in the Stock Ownership Plan which DRAMS shall from time to time make available to employees, subject to applicable eligibility rules thereof and in accordance with the terms and conditions of that plan.

7.       EMPLOYEE PARTICIPATION SHARE PURCHASE PLAN

         You will be eligible to participate in the Employee Participation Share Purchase Plan which DRAXIS shall from time to time make available to its employees, subject to applicable eligibility rules thereof and in accordance with the terms and conditions of that plan.

8.       DISCRETIONARY BONUS

         The Chief Executive Officer and the Compensation Committee, in their sole discretion, may declare a bonus payable. Such bonus payment is not guaranteed and payment of a discretionary bonus in any prior year is not a promise or guarantee of payment in subsequent years. Further, to receive any discretionary bonus payment, should one be declared, you must be employed on December 31st of the calendar year for which the bonus is declared. Should a discretionary bonus be declared, you may be



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                                      -3-

eligible to receive an amount up to a maximum equivalent to thirty percent (30%) of your Base Salary, or such other amount as may be determined by the Chief Executive Officer of DRAXIS and the Compensation Committee of the Board of Directors, in their sole discretion. For the calendar year 2000 the above-mentioned thirty percent (30%) bonus eligibility will be retroactive to January 01, 2000.

9.       INTEREST FREE LOAN

         DRAXIS has provided you with an interest free loan in the amount of $25,000 coincident with your commencement of employment with DRAXIS. The terms and conditions including the executed promissory note as outlined in Section 9 of the Original Agreement dated August 14, 1998 will remain in effect upon execution of this Agreement.

10.      MEMBERSHIPS AND PUBLICATIONS

         DRAXIS will pay all professional memberships, dues and levies required for membership in the Human Resource Planning Society.

11.      VACATION

         Each calendar year, you shall be entitled to four (4) weeks vacation per annum to be taken at a time or times acceptable to DRAXIS, having regard to its operations. There shall be no vacation time carried over from one calendar year into the following calendar year, unless previous authorization has been received from the Chief Executive Officer of DRAXIS.

12.      EXPENSES

         DRAXIS agrees that it shall reimburse you for all authorized travelling and other out-of-pocket expenses actually and properly incurred in connection with your duties with DRAXIS and its Affiliates (the "Company"). For all such expenses you agree you will furnish statements and vouchers as and when required by DRAXIS.

13.      DEDUCTIONS

         All salary and other payments and allowances outlined in this Agreement are subject to such withholding and deduction at source as may be required by law.

14.      EMPLOYEE'S COVENANTS

         You agree that you shall devote the whole of your working time, attention and ability to the business of DRAMS and shall use reasonable best efforts to promote the interests of DRAXIS.

         Further, you agree that you shall duly and diligently perform all the duties assigned to you while in our employ and shall well and faithfully serve DRAXIS. You agree that while employed with DRAXIS you shall not, without the prior written consent of DRAXIS, engage or otherwise be concerned in any other business or occupation, or become a director, officer, agent or employee of any other entity.



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                                      -4-

15.      CONFIDENTIAL INFORMATION, NON-SOLICITATION AND NON-COMPETITION

(a)      NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

         As DRAXIS' Vice-President, Human Resources, you acknowledge that you are creating, having access to, and require knowledge of confidential and commercially valuable information of the Company, the unauthorized use or disclosure of which could cause the Company serious and irreparable damage.

         (1) "Confidential Information" means all information, and all documents and other tangible things recording any such information, relating to or useful in connection with the business of the Company, whether or not a trade secret within the meaning of the applicable law, which at the time or times concerned is not generally known to Competitors (as defined below) and which has been or is from time to time disclosed to or developed by you as a result of your employment with DRAXIS. Confidential Information includes, but is not limited to, the following information of the Company:

         (i)      new products;

         (ii)     marketing strategies and plans;

         (iii)    development strategies and plans;

         (iv)     manufacturing processes and technologies;

         (v)      research in progress and unpublished manuals or know how;

         (vi)     regulatory filings;

         (vii) identity of and relationship with licensees, licensors or suppliers;

         (viii)   finances, financial information, financial management systems;

         (ix)     market research;

         (x)      market experience with products;

         (xi)     customer lists;

         (xii)    compensation and benefits provided to employees;

         (xiii) any other research, information or documents which you are told or reasonably ought to know that the Company regards as proprietary or confidential; and

         (xiv) any legal advice provided to DRAXIS, its officers, directors, employees or agents during the course or your employment and any details involving the DRAXIS position with respect to any litigation matter or prospective litigation matter which exists at the time of termination

         (2) You agree that you shall bold all Confidential Information in the strictest confidence, as a fiduciary. Without limiting such obligation, you shall use Confidential Information only at times and places designated by the Company in furtherance of the business of the Company. You shall not, except where the Company otherwise provides its prior written consent or where required by law, directly or indirectly disclose to any Person any Confidential Information, directly or indirectly sell, give, loan or otherwise transfer any Confidential Information or copy thereof to any Person, publish, lecture on or display any Confidential Information to any Person or use Confidential Information for your own benefit or the benefit of any other Person.

         (3) Your obligations under this Section shall remain in effect with respect to each item of Confidential Information until the date upon which such Confidential Information has been publicly



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                                      -5-

disclosed in a manner properly authorized by the Company or otherwise has become known to Competitors without any breach of this Section by you.

         (4) For purposes of this Agreement, "Competitor" shall mean any Person which engages or is preparing to engage, in whole or in part, in the design, development, manufacture, marketing or sale of any products or services which compete directly with a product or service which, during the twelve (12) months prior to the termination of this Agreement and your employment hereunder for any reason, the Company marketed or at the time of termination of this Agreement and your employment hereunder, is then preparing to market.

         (5) For purposes of this Agreement, "Person" shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

(b)      NON-SOLICITATION AND NON-COMPETITION

         (1) You acknowledge that the pharmaceutical and over-the-counter drug industries are highly competitive businesses. You are a key executive of DRAMS, and as a result of your senior position, you confirm that you have acquired extensive background in and knowledge of the Company's business and the pharmaceutical and over-the-counter drug industries in which the Company operates. You further acknowledge that the Company develops and markets its products on a North American basis. Accordingly, you agree that in the course of your employment with DRAXIS, and thereafter for a period of one (1) year (or if such period is held to be excessive by a court of competent jurisdiction then for a period of six (6) months) you shall not, without the prior written authorization of the Chief Executive Officer of DRAXIS whether as principal, as agent, or as an employee of, or in partnership, or association with any other Person, in any manner whatsoever directly or indirectly:

                  (i) become employed by or associated or affiliated with any Competitor of the Company in North America in a function dealing with a pr2oduct or service, which during the twelve-month period immediately prior to the termination of this Agreement and your employment hereunder, for any reason, competed directly with a product or service of the Company;

                  (ii) seek to employ or encourage others to employ or otherwise engage employees, agents or subcontractors of the Company (who are employees, agents or subcontractors on the date this Agreement terminated) or seek to in any way disrupt their business relationship with the Company;

                  (iii) obtain by any means whatsoever the business of any Person who at the time of termination of this Agreement and your employment hereunder, was a customer of the Company, if to obtain such business may result in a reduction of that Person's business with the Company;

                  (iv) approach any Person who at the time of the termination of this Agreement and your employment hereunder was a customer of the company with the intention of soliciting or enticing the business of that Person away from the Company.

(c)      REASONABLENESS

         You agree that the obligations set out in Sections 15(a) and (b) together with your other obligations under this Agreement are reasonably necessary for the protection of the Company's proprietary and business interests and you expressly agree that:



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                                      -6-

                  (i) the scope of each of the covenants set out in Sections 15(a) and (b) above are in all respects, and in particular, in respect of area, time and subject matter, necessary and reasonable because the Company is marketing its products on a North American basis;

                  (ii) given your general knowledge and experience, the obligations contained in this Agreement will not preclude you from becoming gainfully employed with other employers who are not Competitors following termination of this Agreement and your employment hereunder for any reason;

                  (iii) your agreement to Sections 15(a) and (b) is a key incentive to DRAXIS formalizing the current terms and conditions of your employment.

(d)      BREACH OF AGREEMENT

         You also recognize that any breach of the terms and conditions of this Agreement by you will result in material damage to the Company, although it may be difficult for DRAXIS to establish the monetary value of such damage. You therefore agree that DRAXIS shall be entitled to injunctive relief, in addition to any other remedies available to it, in a court of appropriate jurisdiction in the event of any breach or threatened breach by you of any of the provisions of this Agreement.

16.      TERMINATION OF EMPLOYMENT

(a)      TERMINATION BY DRAXIS FOR CAUSE

         DRAXIS may terminate this Agreement and your employment hereunder at any time for cause without notice and without payment of any kind of compensation either by way of anticipated earnings or damages of any kind.

(b)      TERMINATION BY DRAXIS WITHOUT CAUSE BUT WITH NOTICE

         DRAXIS may terminate this Agreement and your employment hereunder by providing to you one (1) year's actual notice of termination. At its sole discretion, DRAXIS may provide to you a shorter period of notice of termination, in which case, the payments referred to in Section 16(c) shall be applicable, but such payments as may be required by Sections 16(c)(1) and (4) shall be reduced by the notice provided, so that the total notice and compensation in lieu of notice provided to you shall be equivalent to one (1) year from the date you are advised of the termination.

(c)      TERMINATION BY DRAXIS WITHOUT CAUSE AND WITHOUT NOTICE

         DRAXIS may terminate this Agreement and your employment hereunder, in its sole discretion, without notice and without cause, effective immediately upon the date you are advised of the termination.

         Except as outlined in Section 16(b), if your employment is terminated without cause pursuant to this Section, DRAXIS shall:

         (1) Pay to you a severance allowance equivalent to one (1) year of your then current Base Salary; in a lump sum within two (2) weeks following the date of such termination.

         (2) Pay to you all outstanding vacation pay and any earned but unpaid salary up to the date of such termination within two
                  (2) weeks of the date of termination.





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                                      -7-

         (3) Reimburse you for any business expenses incurred by you up to and including the date of such termination following provision by you of applicable receipts.

         (4) Ensure it has complied with all statutory obligations imposed by the EMPLOYMENT STANDARDS ACT.

         The payment referred to in paragraph 1, above, shall be guaranteed and shall not be subject to set off or deduction as a result of your obtaining alternate employment following such termination or otherwise mitigating any damages arising from such termination. Further,, the payment referred to in paragraph 1, above, is inclusive of all statutory payments, including statutory termination and severance, which may be owed to you.

         The amounts paid to you pursuant to this paragraph shall be subject to all required deductions.

         Upon termination of your employment in accordance with this Section 16(c), you shall return to DRAXIS all stock options, Employee Participation Shares and other securities which have not vested or accrued during your employment with DRAXIS.

(d)       TERMINATION PAYMENT FOLLOWING A CHANGE OF CONTROL

         (1) In accordance with paragraph 16(d)(2) below, if there is a Change of Control (as hereinafter defined) you shall be entitled to the following:

         A. the amounts of any unpaid salary earned up to and including date of termination.

         B. any unpaid vacation pay earned up to and including date of termination;

         C. a lump sum amount, equal to: (A) two (2) times your then current Base Salary in effect immediately prior to the date of the Change of Control; and (B) two (2) times the amount paid to you, for the preceding calendar year immediately prior to the date of the Change of Control, as a discretionary bonus;

         D. any additional statutory obligations imposed by the EMPLOYMENT STANDARDS ACT;

         E. the right to retain and exercise all stock options, Employee Participation Shares and other securities which have vested or accrued during your Employment with DRAXIS and which will accrue or vest during the two (2) year period immediately following the Change of Control, as if you were employed by the successor employer for that two (2) year period.

         The payment referred to in paragraph 16(d)(1)(C), above, shall be guaranteed and shall not be subject to set off or deduction as a result of your obtaining alternate employment following termination or otherwise mitigating any damages arising from termination. Further, notwithstanding 16(d)(1)(D) above, the payment referred to in 16(d)(1)(C) above, is inclusive of all statutory payments, including statutory termination and severance, which may be owed to you following termination.

         The amounts paid to you pursuant to this paragraph shall be subject to all required deductions.

         Upon termination of your employment in accordance with this Section 16(d), you shall return to DRAXIS all stock options, Employee Participation Shares and other securities which have not vested or



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                                      -8-

accrued during your employment with DRAXIS, and will not vest or accrue during the two (2) year period following termination of this Agreement.

         (2) These payments and entitlements outlined in 16(d)(1) shall become due and payable if, and only if:

         A.       there has been a Change of Control; and

         B.       within twelve (12) months following any Change of Control:

                  (i) your employment is terminated without cause by DRAXIS or by any successor employer to DRAXIS, as the case may be; or

                  (ii) by its conduct as described below, DRAXIS or any successor employer to DRAXIS, as the case may be, constructively terminates your employment by:

                  - relocating the position and/or location of your principal office more than twenty (20) kilometers from the location of your office on the date immediately prior to the Change of Control, without your consent; or

                  - materially reducing your title, reporting relationship, responsibilities or authority without your consent; or

                  - reducing the salary paid to you by the successor employer or terminating or materially reducing the value of your benefit programs, including, but not limited to, life insurance benefits, accidental death and dismemberment benefits, long term disability benefits, extended health coverage, dental benefit, which are referred to in Section 3 above;

         C.       and, you elect in writing to receive the payments outlined in
                  Section 16(d)(1).

         (3) For purposes of this Agreement "Change in Control" means a transaction or series of transactions whereby directly or indirectly:

         A. any Person or combination of Persons acting jointly and in concert (other than you or a corporation controlled directly or indirectly by you) acquires a sufficient number of securities of DRAXIS to materially affect the control of DRAXIS as defined below. For the purposes of this Agreement, a Person or combination of Persons acting jointly and in concert, holding shares or other securities in excess of the number which, directly or following the conversion or exercise thereof, would entitle the holders thereof to cast twenty percent (20%) or more of the votes attached to all shares of DRAXIS which may be cast to elect directors of DRAXIS, shall be deemed to affect materially the control of DRAXIS, in which case the Change in Control shall be deemed to occur on the date that is the later of the date that the security representing one more than that required to cast twenty percent (20%) of the votes attached to all shares of DRAXIS which may be cast to elect directors of DRAXIS is acquired or the date on which the Persons acting jointly and in concert agree to so act;

         B. DRAXIS shall consolidate or merge with or into, amalgamate with, or enter into a statutory arrangement or business combination with, any other Person (other than a corporation controlled directly or indirectly by you) and, in connection therewith, all or part of the outstanding shares of DRAXIS which have voting rights attached thereto shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of DRAXIS or any other Person or for cash or any other



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                                      -9-

                  property and control of DRAXIS is thereby materially affected, as defined above, in which case the Change in Control shall be deemed to occur on the date of closing of the consolidation, merger, amalgamation, statutory arrangement or business combination, as the case may be; or

         C. DRAXIS shall sell or otherwise transfer, including by way of the grant of a leasehold interest (or one or more Affiliates of DRAXIS shall sell or otherwise transfer, including without limitation by way of the grant of a leasehold interest) property or assets aggregating more than fifty percent (50%) of the consolidated assets (measured by either book value or fair market value based on the most recent audited financial statements) of DRAMS and its Affiliates as at the end of the most recently completed financial year to any other Person or Persons, in which case the Change in Control shall be deemed to occur on the date of transfer of the assets representing one dollar more than fifty percent (50%) of the consolidated assets;

other than a transaction or series of transactions which involves a sale of securities or assets of DRAXIS with which you are involved as a purchaser in any manner, whether directly or indirectly, and whether by way of participation in a corporation or partnership that is a purchaser or by provision of debt, equity or purchase leaseback financing (but excluding where your sole involvement with such a purchase is the ownership of an equity interest of less than five percent (5%) of the acquirer where the acquirer is a public company) and you and persons acting jointly and in concert with you hold securities of the acquirer which, directly, or following the conversion or exercise thereof, would entitle the holders thereof to cast five percent (5%) or more of the votes attached to all shares or other interests of the acquirer which may be cast to elect directors or the management of the acquirer.

         DRAXIS shall use its reasonable best efforts to require any successor (whether direct or indirect) to all or substantially all of its shares and/or assets to expressly agree in writing to assume and to perform this Agreement in the same manner that DRAXIS would have been required to perform it if no such succession had occurred. If DRAXIS fails to obtain any such successor's express written agreement prior to the effective date of such succession, such failure shall be deemed to be a termination of your employment by DRAXIS and such termination shall be deemed to have occurred on the date immediately prior to the Change of Control date. In such event, at the discretion of DRAXIS, Section 16(b) or (c) will not be applicable, and DRAXIS shall pay to you those amounts outlined in Section 16(d)(1) above and Section 16(h) shall be applicable.

(e)       TERMINATION BY DRAXIS WITHOUT CAUSE UPON DISABILITY

         If, as a result of incapacity due to physical or mental illness, you are unable to render services of substantially the kind and nature, and substantially to the extent required to be rendered in accordance with this Agreement, and if such incapacity is expected to continue for a period of at least twelve (12) consecutive months from the date such incapacity commenced ("Absence Date") this Agreement may be deemed to be frustrated. Your employment hereunder shall cease to be effective on the tenth (10th) day after written notice of cessation of employment ("notice of cessation") to you provided that prior to such cessation DRAXIS has been furnished with the written certification of a qualified medical doctor designated by DRAXIS and you jointly which states that you are and are expected to continue to be for at least twelve (12) consecutive months from the Absence Date, unable to render such services by reason of such incapacity and the date upon which such incapacity commenced. If DRAXIS and you are unable to agree on the designation of a qualified medical doctor to make such determination, then each party shall designate a medical doctor who, together, shall agree upon a third qualified medical doctor to make such determination. The decision of the third medical doctor shall be binding on DRAXIS and you. You consent to submit to such examination as may be required by any such medical doctor or doctors.



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                                      - 10 -

         If your employment ceases pursuant to this Section, you shall be entitled to receive a total amount equivalent to one (1) year of your then current Base Salary, commencing on the date upon which the Notice of Cessation is delivered and payable in twenty-four (24) regular payments equivalent to your regular semi-monthly Base Salary on the regular DRAXIS pay days. If you are in receipt of disability benefits payable pursuant to the benefit plans described above, then each semi-monthly payment payable by DRAXIS shall be reduced by an amount equivalent to the disability benefits payment received during that pay period. Notwithstanding the cessation of your employment pursuant to this Section, you shall be entitled to retain and exercise all stock options and Employee Participation Shares granted to you during your employment with DRAXIS.

(f)      DEATH

         In the event that you should die during the term of this Agreement, your employment shall automatically terminate. All salary, vacation pay and any bonus payments earned to date of death but unpaid will be paid to your estate, however, no other payment of any compensation either by way of anticipated earnings or damages of any kind shall be paid and Section 16(h) shall be applicable.

(g)      RESIGNATION AND RETIREMENT

         You shall provide DRAXIS with three (3) months' notice, in writing, of your resignation or your retirement from DRAXIS. Unless the Board of Directors of DRAMS otherwise determines, you shall return to DRAXIS all stock options and Employee Participation Shares granted to you during your employment with DRAXIS which become exercisable after the date you cease to be an employee of DRAXIS or any of its Affiliates.

(h)      NO FURTHER NOTICE OR COMPENSATION

         Upon termination of your employment under this Agreement, you shall not be entitled to any further grants of stock options or Employee Participation Shares nor shall you be entitled to any further participation in the Stock Ownership Plan or any other incentive plan of DRAXIS other than as specifically set forth in Sections 16(d)(E), 16(e) and this 16(b). For further clarity, in the event of termination of this Agreement and your employment hereunder for any reason, the provisions of Section 16(d)(E) and 16(e), and the terms provided in the event of termination under the DRAXIS Stock Option Plan, Stock Purchase and Bonus Plan, Stock Ownership Plan and Employee Participation Share Purchase Plan shall apply. For all purposes, "termination of your employment" and "termination date" shall be the final day of employment with DRAXIS, and shall not be deemed to include any period during which you may be entitled to statutory notice, statutory termination pay or any contractual or common law notice period and in particular, shall not be deemed to include the notice period identified in Sections 16(c) (1) or 16(d) (1) (C).

17.      FAIR AND REASONABLE

         The parties confirm that the notice requirements and pay in lieu of notice provisions set out above in Section 16 are fair and reasonable and that no further notice or payments of any kind are owed or required. The parties agree that upon any termination of this Agreement by DRAXIS or upon any termination of this Agreement by you, that you shall have no action, cause of action, claim or demand, either statutory or at common law, against DRAXIS or any other Person as a consequence of such termination.



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                                      -11-

18.      RETURN OF PROPERLTY

         In the event your employment with DRAXIS is terminated for any reason, including resignation or retirement, you will immediately return all DRAXIS property in your possession or under your control.

19.      PROVISIONS OPERATING FOLLOWING TERMINATION

         Notwithstanding any termination of your employment with or without cause, Sections 15, 16, 17, 18 and any provision of this Agreement necessary to give it efficacy shall continue in full force and effect following such termination.

20.      ACKNOWLEDGEMENT

         You acknowledge that DRAXIS shall not, for any purpose including in the event of a subsequent termination, be required to recognize or take into account any prior service with Polestar Consultants Inc.

21.      SEVERABILITY

         If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

22.      NOTICE

         Any notice to be given in connection with this Agreement shall be given in writing and may be given by personal delivery or by registered mail addressed to the recipient as follows:

To:                Jack A. Carter
                   207-606 Shaughnessy Blvd.
                   North York, Ontario
                   M2J 1J9

To:                DRAXIS Health Inc.
                   6870 Goreway Drive, 2nd Floor
                   Mississauga, Ontario
                   L4V 1P1
                   Attention: President and Chief Executive Officer

or such other address or individual as may be designated by notice by either party to the other. Any notice given by personal delivery or by fax shall be deemed to have been given on the day of actual delivery and, if made or given by registered mail on the third (3rd ) day, other than a Saturday, Sunday or a statutory holiday in Ontario, following the deposit thereof in the mail.

23.      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

24.      BENEFIT OF AGREEMENT

         This Agreement shall enure to the benefit of and be binding upon your heirs, executors, administrators and legal personal representatives and the successors and assigns of DRAXIS respectively.

25.       ENTIRE AGREEMENT

         This Agreement and the DRAXIS Code of Ethics constitute the entire agreement between the parties with respect to your terms and conditions of employment and cancel and supersede any prior understandings and agreements between the parties to this Agreement, save and except as provided in Section 9 of the Original Agreement. There are no representations, warranties, forms, conditions, undertakings or collateral agreements expressed, implied or statutory between the parties other than as expressly set forth in this Agreement, the DRAXIS Code of Ethics and the promissory note executed pursuant to section 9 of the Original Agreement. You waive any right to assert a claim in tort based on any pre-contractual representations, negligent, or otherwise, made by DRAXIS.

         To acknowledge that the terms of employment as expressed in this Agreement are acceptable to you, please execute the enclosed copy of this letter as indicated below and return it to me at your earliest opportunity.

                                           Yours truly,

                                           DRAXIS HEALTH INC.
                                           /s/ Martin Barkin
                                      Per:
                                           Martin Barkin, M.D., F.R.C.S.C.
                                           President and Chief Executive Officer

         I accept the above-noted terms of employment with DRAXIS as Vice-President, Human Resources, and in consideration of my continued employment with DRAXIS and the payment of $5.00, the sufficiency and receipt of which is acknowledged, I agree to comply with and be bound by the terms of employment outlined in this Agreement.

         Dated at Mississauga, the 19th day of October, 2000.

/s/ Olha Luszowski                             /s/ Jack A. Carter
-------------------                            ------------------
Witness                                        Jack A. Carter

                                Table of Contents

1.  Employment.................................................................1
2.  Base Salary................................................................2
3.  Benefits...................................................................2
4.  Stock Option Plan..........................................................2
5.  Deferred Share Unit Plan...................................................2
6.  Stock Ownership Plan.......................................................2
7.  Employee Participation Share Purchase Plan.................................2
8.  Discretionary Bonus........................................................2
9.  Interest Free Loan.........................................................3
10. Memberships and Publications...............................................3
11. Vacation...................................................................3
12. Expenses...................................................................3
13. Deductions.................................................................3
14. Employee's Covenants.......................................................3
15. Confidential Information, Non-Solicitation and Non-Competition.............4
  (a) Non-Disclosure of Confidential Information                               4
  (b) Non-Solicitation and Non-Competition                                     5
  (c) Reasonableness                                                           5
  (d) Breach of Agreement                                                      6
16. Termination of Employment..................................................6
  (a) Termination by DRAXIS for Cause                                          6
  (b) Termination by DRAXIS Without Cause But With Notice                      6
  (c) Termination by DRAXIS Without Cause and Without Notice                   6
  (d) TERMINATION PAYMENT FOLLOWING A CHANGE of CONTROL                        7
  (e) Termination by DRAXIS Without Cause upon Disability                      9
  (f) Death                                                                   10
  (g) Resignation and Retirement                                              10
  (h) No Further Notice or Compensation                                       10
17. Fair and Reasonable.......................................................10
18. Return of Property........................................................11
19. Provisions Operating following Termination................................11
20. Acknowledgement...........................................................11
21. Severability..............................................................11
22. Notice....................................................................11
23. Governing Law.............................................................11
24. Benefit of Agreement......................................................12
25. Entire Agreement..........................................................12